Exhibit 99.1

DatChat Announces Planned Spin-off of its Habytat Platform Business into a New Standalone Public Company

DatChat social media ecosystem centered around My Family Museum leverages patented data sharing for seamless management of storage, sharing, and security

New Brunswick, NJ, January 16, 2023 -- In a strategic move designed to enhance focus and streamline operations, DatChat (Nasdaq: DATS), a secure messaging, social media, and metaverse company, today announced the proposed spin-off of its Habytat platform business into a new standalone public company pursuant to a distribution as further discussed below. This marks a significant step forward in DatChat’s corporate strategy to reposition as a pureplay social media ecosystem centered around its My Family Museum assets.

DatChat currently owns approximately 75% of SmarterVerse, Inc., the entity that owns and operates the Habytat AI Gaming platform and metaverse. Subject to board approval, DatChat will distribute its shares of SmarterVerse to its shareholders. Upon consummation of the distribution, it is expected that SmarterVerse will become a standalone public company with plans for a public listing on a national stock exchange.

If the distribution proceeds, DatChat shareholders will maintain their current shares in DatChat and get a pro-rata distribution of DatChat’s shares of SmarterVerse common stock. The distribution is subject to customary conditions including the filing and effectiveness of either a Form S-1 or Form 10 registration statement with the U.S. Securities and Exchange Commission and obtaining of all required regulatory approvals. No assurance can be given that the spin-off and distribution will occur on DatChat’s desired timetable or at all.

The Company recently introduced its new AI social gaming and developer program on its Habytat metaverse, with the launch of its HabyPets, an AI-powered interactive game, allowing users to adopt, train and showcase their pets in competitions. HabyPets features include pet care, outdoor exploration, dog parks, training, and competitions. HabyPets has been designed to open the door to a growing bond with an AI-powered pet that evolves and learns from player interactions and personalization. The new developer program opens up the Habytat interactive platform to both game developers and content creators, enabling them to share in the revenue generated by their games and products. This includes those who wish to feature their games and products on the Habytat platform. More info about the developer program can be found at https://www.habypets.com/.

DatChat CEO, Darin Myman commented, “Today’s announcement reflects a pivotal moment in our corporate evolution. The decision to spin off our Habytat business into a new standalone publicly traded company is significant in several ways: first, we can now focus on our core business for My Family Museum, and second, this move aligns with our commitment to unlocking shareholder value and creating substantial growth and revenue opportunities. The potential for My Family Museum is driven by the evolving landscape of digital memories. In an era where our visual stories have multiplied, there’s an increasing need for a secure platform. With the successful patent that we acquired last October, we are now uniquely positioned to focus our efforts on the preservation of data, encompassing storage, sharing, and secure control across social media technology platforms and digital archives.”

About Habytat

Habytat by SmarterVerse, a subsidiary of DatChat Inc., is a metaverse platform and privacy-first social network. By dramatically lowering the financial and technical barriers to entry to the metaverse, Habytat is democratizing access to the digital realm and giving users a remarkable opportunity to co-create community, business and life together. Built on SmarterVerse Holding’s patented privacy technology, Habytat grants users complete control over their data, creating a social network users can trust. Learn more at habytat.io.

About DatChat Inc.

DatChat Inc. is a secure messaging, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact

ir@datchats.com

800-658-8081